Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-216697) and in the Registration Statement on Form S-8 (No. 333-212052) of our report dated January 8, 2020 with respect to our audit of the Historical Statement of Revenues and Certain Direct Operating Expenses of the Las Vegas Portfolio for the year ended December 31, 2018, included in the Amendment No. 1 to NexPoint Residential Trust, Inc.’s Current Report on Form 8-K filed with the SEC on November 22, 2019.

/s/ Frazier & Deeter, LLC

Atlanta, Georgia

January 8, 2020